                                                                       Exhibit 5






                                        March 25, 1994



Rayonier Inc.
1177 Summer Street
Stamford, Connecticut 06904

Dear Sirs:

        I am Corporate Secretary and Associate General Counsel of Rayonier Inc., a North Carolina corporation (the "Company"). In that capacity I have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement
(No. 33-            ) on Form S-3 (the "Registration Statement"), relating to
the proposed issuance by the Company from time to time of up to $150,000,000 aggregate principal amount of debt securities ("Debt Securities") on terms to be determined at the time of offering. The Debt Securities, which may be issued in one or more series, will be issued under an Indenture, dated as of April 1, 1994 (the "Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee").

        I have examined the Company's Amended and Restated Articles of Incorporation and the Company's By-Laws, as amended to date, records of the corporate proceedings of the Board of Directors of the Company with respect to the Debt Securities, the Registration Statement and the offering it contemplates and such other documents, and have made such examination of law, as I have deemed relevant and necessary in order to render my opinion.

         In rendering the opinion set forth below, I have assumed the authority of the Trustee to enter into and perform the Indenture and the due authorization, execution, and delivery of the Indenture by the Trustee.

         Based on the foregoing, I am of the following opinion:

        1. When (a) the terms, issuance, execution and delivery by the Company of any of the Debt Securities have been duly authorized by all necessary corporate action of the Company and as contemplated by the Indenture, and (b) such Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as contemplated by each of the Registration Statement, the Prospectus, the supplement or supplements to the Prospectus relating to such Debt Securities and the Indenture, assuming that the terms of such Debt Securities are in compliance with then-applicable law and the Indenture, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except that (i) enforcement of the Debt Securities may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (ii) enforceability of the Debt Securities may be limited by general principles of equity.

        I am a member of the bar of the States of New York and Connecticut and express no opinion to any matter relating to any law other than the law of the states of New York and Connecticut, the Federal law of the United States and the North Carolina Business Corporation Act.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Prospectus and prospectus supplement under the captions "Legal Matters" and "Validity of Notes," respectively. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ John B. Canning
                                        --------------------
                                        John B. Canning, Esq.